As filed with the Securities and Exchange Commission on March 30, 2001

                                               Registration No. 333-79485
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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
         ----------------------------------------------------------
                               POST-EFFECTIVE
                               AMENDMENT NO. 1
                                     TO
                                  FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
             ---------------------------------------------------

                       CABLEVISION SYSTEMS CORPORATION
           (Exact name of registrant as specified in its charter)

                  DELAWARE                              11-3415180
        (State or other jurisdiction of              (I.R.S. Employer
        incorporation or organization)               Identification No.)

                             1111 STEWART AVENUE
                          BETHPAGE, NEW YORK 11714
                  (Address of principal executive offices)
                             EMPLOYEE STOCK PLAN
              (FORMERLY KNOWN AS THE 1998 EMPLOYEE STOCK PLAN)
                          (Full title of each plan)

                               ROBERT S. LEMLE
                               VICE CHAIRMAN,
                        GENERAL COUNSEL AND SECRETARY
                       CABLEVISION SYSTEMS CORPORATION
                             1111 STEWART AVENUE
                          BETHPAGE, NEW YORK 11714
                               (516) 380-6230
          (Name, address including zip code and telephone number,
                 including area code, of agent for service)

                               WITH A COPY TO:

                               LAURALYN BENGEL
                            SCHIFF HARDIN & WAITE
                              6600 SEARS TOWER
                        CHICAGO, ILLINOIS 60606-6473
                               (312) 258-5670

                     ----------------------------------





                              EXPLANATORY NOTE

       Cablevision Systems Corporation (the "Corporation") hereby amends the Registration Statement on Form S-8 (File No. 333-79485), by filing this Post-Effective Amendment No. 1 to Form S-8 relating to 13,000,000 shares of Cablevision NY Group Class A Common Stock, par value $.01 per share ("Cablevision NY Class A Stock") and 6,500,000 shares of Rainbow Media Group Class A Common Stock, par value $.01 per share ("Rainbow Class A Stock"), issuable by the Corporation under the Employee Stock Plan (the "Plan").*

        This Registration Statement as originally filed on May 27, 1999 related to the offer and sale of 13,000,000 shares of Cablevision Class A Common Stock ("Cablevision Class A Stock") issuable under the Plan. None of these shares have been issued under the Plan.

       On February 16, 2001, the stockholders of the Corporation authorized the Corporation's Board of Directors to change the Cablevision Class A Stock into two series: (i) Cablevision NY Class A Stock; and (ii) Rainbow Class A Stock. Accordingly, the Corporation's amended and restated certificate of incorporation has been amended to
   (i) authorize the creation of Rainbow Class A Stock and the distribution of one share of Rainbow Class A Stock for each two shares of Cablevision Class A Stock and (ii) redesignate the Cablevision Class A Stock as Cablevision NY Class A Stock. The purpose of this Post-Effective Amendment No. 1 is to reflect the reclassification of the 13,000,000 shares of Cablevision Class A Stock to be issued under the Plan pursuant to the Registration Statement as 6,500,000 shares of Rainbow Class A Stock and 13,000,000 shares of Cablevision NY Class A Stock now covered by the Registration Statement.

        *The 1996 Employee Stock Plan includes the First, Second and Third Amendments and Restatements of the 1996 Employee Stock Plan. The Second Amended and Restated 1996 Employee Stock Plan previously was called the 1998 Employee Stock Plan.

                                   PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


   ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents filed by the Corporation with the Securities and Exchange Commission are incorporated herein by reference:

        (a) The Corporation's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 1999;

        (b) The Corporation's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000;

        (c) The Corporation's Current Reports on Form 8-K filed on May 5, 2000, July 3, 2000, August 23, 2000, November 8, 2000,
             November 15, 2000, December 4, 2000, December 6, 2000, December 11, 2000, January 10, 2001 and February 5, 2001; and


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        (d)  The description of the Corporation's Class A Common Stock contained in its Registration Statement on Form 8-A12B (File No. 001-14764) filed on March 9, 2001 and under the caption "Description of Cablevision NY Group Common Stock and Rainbow Media Group Tracking Stock" in the definitive proxy statement, constituting part of the Corporation's Proxy Statement on Schedule 14A (the "Proxy Statement") relating to the Class A Common Stock, filed with the Securities and Exchange Commission pursuant to Section 14(a) under the Securities Exchange Act of 1934, as amended, on October 13, 2000.

        All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

   ITEM 4.   DESCRIPTION OF SECURITIES.

        Not applicable.

   ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

   ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorney's fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

        The first paragraph of Article Ninth of the Corporation's Amended and Restated Certificate of Incorporation provides:


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             The Corporation shall, to the fullest extent permitted
        by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

             Article VIII of the Corporation's By-Laws provides:

             A. The corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, to the maximum extent authorized by the Delaware
        General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss
        (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by a director or officer in advance of



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        the final disposition of a proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article or otherwise.

             B. The right to indemnification and advancement of expenses conferred on any person by this Article shall not limit the corporation from providing any other indemnification permitted by law nor shall it be deemed exclusive of any other right which any such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law agreement, vote of stockholders or disinterested directors or otherwise.

             C. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

        The Corporation has entered into indemnification agreements with certain of its officers and directors indemnifying such officers from and against certain expense, liabilities or other matters referred to in or covered by Section 145 of the Delaware General Corporation Law. The Corporation maintains directors' and officers' liability insurance.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The second paragraph of Article Ninth of the Corporation's Amended and Restated Certificate of Incorporation provides for such limitation of liability.

   ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

   ITEM 8.   EXHIBITS.

        The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this registration statement.



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   ITEM 9.   UNDERTAKINGS.

        The Corporation hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Corporation pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The Corporation hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Corporation's annual report pursuant to Section 13(a) or
   Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.


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        Insofar as indemnification for liabilities arising under the
   Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.









































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                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethpage, State of New York, on this 29th day of March, 2001.

                                 CABLEVISION SYSTEMS CORPORATION


                                 By:  /s/ James L. Dolan
                                      ----------------------------
                                      James L. Dolan
                                      Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

           SIGNATURE                  TITLE          DATE
           ---------                  -----          ----


    /s/ James L. Dolan       President, Chief        March 29, 2001
    -----------------------  Executive Officer
        James L. Dolan       (Principal Executive
                             Officer) and Director

    /s/ William J. Bell      Vice Chairman           March 29, 2001
    -----------------------  (Principal Financial
        William J. Bell      Officer) and Director


    /s/ Andrew B. Rosengard  Executive Vice          March 29, 2001
    -----------------------  President, Finance and
        Andrew B. Rosengard  Controller (Principal
                             Accounting Officer)

    /s/ Charles F. Dolan     Chairman, Chairman of   March 29, 2001
    -----------------------  the Board of Directors
        Charles F. Dolan


    /s/ Robert S. Lemle      Vice Chairman, General  March 29, 2001
    -----------------------  Counsel, Secretary and
        Robert S. Lemle      Director






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    /s/ Sheila A. Mahony     Executive Vice          March 29, 2001
    -----------------------  President,
        Sheila A. Mahony     Communications,
                             Government and Public
                             Affairs and Director


    /s/ Thomas C. Dolan      Senior Vice President   March 29, 2001
    -----------------------  and Chief Information
        Thomas C. Dolan      Officer and Director


    /s/ John Tatta           Director                March 29, 2001
    -----------------------
        John Tatta


    /s/ Patrick F. Dolan     Director                March 29, 2001
    -----------------------
        Patrick F. Dolan


    /s/ Charles D. Ferris    Director                March 29, 2001
    -----------------------
        Charles D. Ferris


                             Director
    -----------------------
    Richard H. Hochman


    /s/ Victor Oristano      Director                March 29, 2001
    -----------------------
        Victor Oristano


    /s/ Vincent Tese         Director                March 29, 2001
    -----------------------
        Vincent Tese


    /s/ Michael Huseby       Director                March 29, 2001
    -----------------------
        Michael Huseby


    /s/ Daniel E. Sommers    Director                March 29, 2001
    -----------------------
        Daniel E. Somers






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                                EXHIBIT INDEX

   EXHIBIT
   NUMBER         EXHIBIT
   ------         -------

     4 Amended and Restated Certificate of Incorporation of the Corporation (incorporated by reference to Annex II of the Proxy Statement)

    4.1 By-laws of the Corporation (incorporated by reference to Exhibit 3.2 of the Corporation's Registration Statement on Form S-4, dated January 20, 1998 (File 333-44547))

     5            Opinion of Robert S. Lemle

   23.1           Consent of KPMG LLP

   23.2 Consent of Robert S. Lemle (contained in his opinion filed as Exhibit 5)

    24 Power of Attorney (previously filed and included on the signature page of the Form S-8 (File No. 33-54346))































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